Exhibit 99.1

IDW Announces Results for First Quarter 2022

-	First Quarter Revenue Grew 40% to $11.8 Million; Net Income of $2 Million or $0.15 Per Share

LOS ANGELES, CA and NEWARK, NJ –March 14, 2022:  IDW Media Holdings, Inc., (“IDW”) (NYSE American: IDW), an integrated media company, today reported results for its first fiscal quarter, the three months ended January 31, 2022.

First Quarter Fiscal 2022 (1Q22) Developments

●	Consolidated revenue increased 40% to $11.8 million from $8.4 million in 1Q21, reflecting increased revenue at both IDW Publishing (IDWP) and at IDW Entertainment (IDWE). Consolidated revenue increased 66% sequentially from $7.1 million in 4Q21.
●	IDW Publishing (IDWP) revenue increased 34% to $7.5 million from $5.6 million in 1Q21 and by 9% sequentially from $6.9 million in 4Q21.
●	IDW Entertainment (IDWE) revenue increased 54% to $4.3 million from $2.8 million in 1Q21, primarily related to the recognition of revenue for Locke & Key season 2 during 1Q22.
●	Consolidated income from operations was $2.0 million compared to consolidated loss from operations of $5.1 million in 1Q21.
●	Net income was $2.0 million, or $0.15 per share, compared to a net loss of $6.3 million, or ($0.62) per share, in 1Q21.

Comments from Ezra Rosensaft, Chief Executive Officer

“We’re pleased to have delivered strong first quarter results. Both the publishing and entertainment segments contributed to the significant revenue growth and profitability. Our revitalized strategy and business model showed demonstrated success, generating significantly higher margins and profitability on incremental revenue.

“IDW is a very different company than it was just a short time ago. The executive management team has been strengthened and the balance sheet has been transformed. We have embarked on a focused strategy to accelerate the quantity of original titles to grow the value of our library and feed the entertainment division with amazing content. Our library has over 100 original titles and we have more than 40 original titles at various stages in the development pipeline.

“Importantly, as we invest in building the library, we are maintaining our focus on profitability; IDW Publishing generated operating income from of $0.5 million in the first quarter 2022, compared to an operating loss of $0.4 million in the same quarter last year. The quarter also represented the earnings power in the model as we delivered the second season of Locke and Key which added $4.2 million in high margin revenue in the quarter. IDW Entertainment revenue will fluctuate with the delivery of product as we scale the enhanced business model, but over time we expect our entertainment division to deliver a more consistent cadence of high margin revenues as we sign on more deals related to our original titles. The backlog of publishing and entertainment opportunities is robust, and we look forward to continuing to drive our improved business model to achieve sustained growth and value.”

Consolidated P&L Highlights*

	1Q22	4Q21	1Q21
Revenue	$11.8	$7.1	$8.4
Direct cost of revenue	$4.8	$4.0	$9.2
SG&A, including non-cash compensation	$5.0	$4.9	$4.2
Non-cash compensation included in SG&A	$0.1	$0.1	$0.1
Depreciation & amortization	$0.1	$0.1	$0.1
Income (loss) from operations	$2.0	$(1.9)	$(5.1)
Net income (loss) from continuing operations	$2.0	$(0.7)	$(5.1)
Loss from discontinued operations, net	$-	$-	$(1.1)
Net income (loss)	$2.0	$(0.7)	$(6.3)
Gain (loss) per share from– continuing operations	$0.15	$(0.06)	$(0.51)
Loss per share – discontinued operations	$-	$-	$(0.11)
Net income (loss) per share	$0.15	$(0.06)	$(0.62)

Segment P&L Highlights*

	1Q22	4Q21	1Q21
Revenue
IDW Publishing	$7.5	$6.9	$5.6
IDW Entertainment	$4.3	$0.2	$2.8

Income (loss) from operations
IDW Publishing	$0.5	$-	$(0.4)
IDW Entertainment	$2.0	$(1.5)	$(4.6)
Corporate	$(0.5)	$(0.4)	$(0.2)

Financial Take-Aways

(1Q22 compared to 1Q21)

●	Revenue:

o	IDWP: In 1Q22, revenue growth was primarily due to increased games revenue of $2.1 million, slightly offset by lower book and digital sales. The Company has significantly increased its investment in original titles and expects increased revenue from new original titles throughout 2022 and beyond.

o	IDWE: In 1Q22, IDWE revenue increased $1.5 million due to full delivery from Locke & Key season two which contributed $4.2 million, and a Canadian license for V Wars of $0.1 million. In the first quarter of 2021, revenue included delivered episodes from Wynonna Earp of $2.8 million.

●	Income (loss) from Operations:

o	IDWP: In 1Q22, income from operations was $0.5 million, an increase of $0.9 million, compared to a loss from operations of $0.4 million in 1Q21. The increase was primarily related to higher sales and gross margins related to sales of the Batman Adventure game, slightly offset by higher printing and creative costs. SG&A as a percentage of IDWP’s revenue decreased to 42.9% from 49.6%.

o	IDWE: In 1Q22, income from operations was $2.0 million, an increase of $6.6 million, compared to a loss from operations of $4.6 million in 1Q21. This growth was due to strong revenue growth in 1Q22 coupled with the company incurring $2.1 million in impairment charges in the first quarter of last year.

●	Balance Sheet Highlights: At January 31, 2022, IDW’s cash balance was $17.0 million. Working capital (current assets less current liabilities) totaled $21.6 million.

Earnings Conference Call

IDW’s management will host an earnings conference call beginning at 5:00 PM Eastern time today to present results, outlook, and strategy followed by Q&A with investors. To listen to the call and participate in the Q&A, dial (877) 705-6003 (domestic) or (201) 493-6725 (international) and request the ‘IDW Media call.’

A replay of the conference call can be accessed approximately three hours after the call concludes through Monday, March 21, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and providing the replay pin: 13727282. A recording of the conference call will also be available via streaming audio through the IDW investor relations website.

About IDW Media Holdings:

IDW (NYSE American: IDW) is an integrated media company providing compelling stories and characters for global audiences. Our IDW Publishing and IDW Entertainment businesses acquire IP for holistic franchise development across comics and graphic novels, television and other entertainment platforms and leverage established stories from our creative partners.

Forward-Looking Statements:

In this press release, all statements that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate, “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors, including, but not limited to, those described in our Annual Report on Form 10-K (under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), which may be revised or supplemented in subsequent reports on SEC Forms 10-K, 10-Q and 8-K. We are under no obligation, and expressly disclaim any obligation, to update the forward-looking statements in this press release, whether as a result of new information, future events or otherwise.

Contact:

John Nesbett/Jennifer Belodeau

IMS Investor Relations

idw@imsinvestorrelations.com

IDW MEDIA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)	January 31, 2022 (unaudited)	October 31, 2021
Assets
Current assets:
Cash and cash equivalents	$16,997	$17,532
Trade accounts receivable, net	3,989	5,431
Inventory	2,922	3,090
Prepaid expenses	1,777	2,270
Total current assets	25,685	28,323
Non-current assets
Property and equipment, net	356	347
Right-of-use assets, net	181	302
Intangible assets, net	791	679
Goodwill	199	199
Television costs, net	1,589	1,487
Other assets	62	61
Total assets	$28,863	$31,398
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$1,346	$1,141
Accrued expenses	2,318	3,197
Production costs payable	150	2,010
Deferred revenue	65	2,045
Operating lease obligations – current portion	198	348
Total current liabilities	4,077	8,741
Non-current liabilities
Operating lease obligations – long term portion	16	20
Total liabilities	$4,093	$8,761
Stockholders’ equity (see note 3):
Preferred stock, $.01 par value; authorized shares – 500; no shares issued at January 31, 2022 and October 31, 2021	-	-
Class B common stock, $0.01 par value; authorized shares – 20,000; 12,950 and 12,938 shares issued and 12,431 and 12,419 shares outstanding at January 31, 2022 and October 31, 2021, respectively	123	123
Class C common stock, $0.01 par value; authorized shares – 2,500; 545 shares issued and outstanding at January 31, 2022 and October 31, 2021	5	5
Additional paid-in capital	103,963	103,819
Accumulated deficit	(78,125)	(80,114)
Treasury stock, at cost, consisting of 519 shares of Class B common stock at January 31, 2022 and October 31, 2021	(1,196)	(1,196)
Total stockholders’ equity	24,770	22,637
Total liabilities and stockholders’ equity	$28,863	$31,398

IDW MEDIA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended
(in thousands, except per share data)	January 31, 2022	January 31, 2021

Revenues	$11,849	$8,413

Costs and expenses:
Direct cost of revenues	4,790	9,233
Selling, general and administrative	4,992	4,242
Depreciation and amortization	83	59
Total costs and expenses	9,865	13,534
Income (loss) from operations	1,984	(5,121)

Interest expense, net	(10)	(13)
Other income, net	15	-
Net income (loss) from continuing operations	1,989	(5,134)

Net loss from discontinued operations	-	(1,121)
Net income (loss)	$1,989	$(6,255)

Basic and diluted income (loss) per share (note 2):
Continuing operations	$0.15	$(0.51)
Discontinued operations, net		(0.11)
Basic and diluted net income (loss) per share	$0.15	$(0.62)

Weighted-average number of shares used in the calculation of basic and diluted income (loss) per share:	12,858	9,992

IDW MEDIA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
(in thousands)	January 31, 2022	January 31, 2021
Operating activities:
Net income (loss)	$1,989	$(6,255)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	83	218
Amortization of finance leases	-	92
Bad debt expense	-	(109)
Stock based compensation	144	64
Amortization of right-of-use asset	121	358
Gain on extinguishment of PPP Loans	-	(68)
Changes in operating assets and liabilities:
Trade accounts receivable	1,442	3,786
Inventory	168	159
Prepaid expenses and other assets	492	(229)
Television costs	(102)	1,839
Operating lease liability	(154)	(367)
Trade accounts payable, accrued expenses, production costs payable and other current liabilities	(2,534)	2,091
Deferred revenue	(1,980)	(693)
Net cash (used in) provided by operating activities	(331)	886
Investing activities:
Capital expenditures	(204)	(55)
Net cash used in investing activities	(204)	(55)
Financing activities:
Proceeds from issuance of common stock	-	25
Repayments of finance lease obligations	-	(92)
Proceeds from CTM bank loans	-	17
Repayments of bank loans	-	(3,076)
Net cash used in financing activities	-	(3,126)
Effect of exchange rate changes on cash and cash equivalents	-	(12)
Net decrease in cash and cash equivalents	(535)	(2,307)
Cash and cash equivalents at beginning of period	17,532	12,162
Cash and cash equivalents at end of period	$16,997	$9,855

Supplemental schedule of investing and financing activities
Cash paid for interest	$-	$11